Exhibit 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contacts:	Media Contact:
Jennifer Hammarlund & Jill Hennessey	Kristen Baird Adams
216-222-9849 or 216-222-9253	216-222-8202
Jennifer.hammarlund@nationalcity.com	kristen.bairdadams@nationalcity.com
jill.hennessey@nationalcity.com
NATIONAL CITY REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RESULTS
     CLEVELAND—January 23, 2007— National City Corporation (NYSE: NCC) reports fourth quarter 2006 net income was $842 million, or $1.36 per diluted share, and full year 2006 net income was $2.3 billion, or $3.72 per diluted share. Fourth quarter 2005 net income was $398 million, or $.64 per diluted share, and full year 2005 net income was $2.0 billion, or $3.09 per diluted share.
     Results for the fourth quarter of 2006 include a gain on the sale of the First Franklin nonconforming mortgage origination and servicing platform of $622 million after-tax, or $1.00 per diluted share. Fourth quarter 2006 results also include after-tax charges of $172 million, or $.28 per diluted share, for credit losses on the First Franklin run-off portfolio, realized losses on sales of former First Franklin portfolio loans and fair value writedowns on such loans held for sale. For the full year, such losses were $197 million after-tax, or $.32 per diluted share.
Chairman’s Comments
     Chairman and CEO David A. Daberko commented, “National City made the strategic decision more than a year ago to focus its efforts and resources primarily on core banking businesses where there is a direct relationship between the customer and the bank across a number of product categories. Investments have been and will continue to be directed to broadening and deepening such relationships. Along the way, we have exited a number of
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indirect or broker-based businesses, culminating with the sale in the fourth quarter of First Franklin, our non-prime mortgage company. The fourth quarter benefited from the large gain on the sale of First Franklin, partially offset by losses incurred on the sale and writedown of certain loans associated with this unit. Approximately $7.3 billion of such loans remain on our balance sheet in run-off mode.
     As we enter 2007, we can now focus more intently on our core businesses, almost all of which performed well in 2006. The two biggest units, Wholesale Banking and Consumer and Small Business, had their best years ever as loan volumes, deposit volumes and fee income all rose. Net interest margin has been stable while credit quality in the core consumer and commercial portfolios continues to be good. Our asset management businesses also had a positive year. Reflecting weakness in the housing market, our prime mortgage and national home equity businesses saw declines in their operating results. With the recent completion of our two acquisitions in Florida, we look forward to further growth and expansion in these attractive markets.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.1 billion for the fourth quarter of 2006, about equal to the preceding quarter and down approximately 5% from the fourth quarter of 2005. Net interest margin was 3.73% in the fourth quarter of 2006, virtually unchanged from the preceding quarter and the fourth quarter a year ago. Average earning assets for the fourth quarter were essentially unchanged from the third quarter but down about 5% from the fourth quarter a year ago. The decrease was due to a lower average portfolio loan balance resulting from the decision to begin selling all non-footprint, broker-based consumer loan production, as well as certain portfolio loan sales. For the full year, tax-equivalent net interest income was $4.6 billion, about equal to 2005. Net interest margin was 3.75% in 2006 and 3.74% in 2005.
Loans and Deposits
     Average portfolio loans were $93.1 billion for the fourth quarter of 2006, compared with $97.4 billion for the third quarter of 2006, and $106.4 billion for the fourth quarter a year ago. The linked quarter decline in average portfolio loans resulted from the transfer of approximately $6 billion of nonconforming mortgages to held for sale near the end of the third
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quarter. Approximately $3.9 billion of these loans were sold prior to year end. The decline in average portfolio loans compared to the fourth quarter of last year reflects the implementation of a strategy to sell substantially all non-footprint, broker-originated home equity and nonconforming mortgage production. As a result, originations of these consumer loans in 2006 were included in loans held for sale rather than held in portfolio as in the prior year. Exclusive of First Franklin originated loans and broker-sourced home equity lines of credit which are in run-off, average portfolio loans were $77.5 billion in the fourth quarter of 2006, up from $75.2 billion in the preceding quarter, and $72.5 billion in the fourth quarter a year ago.
     For the full year, average portfolio loans were $99.4 billion for 2006 and $105.3 billion for 2005. The decrease in the loan portfolio is attributable to the originate and sell strategy described above. Exclusive of First Franklin originated loans and broker-sourced home equity lines, average portfolio loans were $74.9 billion in 2006 versus $72.3 billion in 2005. Good growth was experienced in commercial loans, as well as credit card and other unsecured borrowings, which increased by 8% and 10%, respectively, compared to a year ago. Average loans held for sale increased to $13.5 billion in 2006 compared to $11.1 billion in 2005 which reflects more loans classified as held for sale in 2006.
     Average total deposits were $84.5 billion in the fourth quarter of 2006, up slightly from the preceding quarter and the fourth quarter a year ago. Interest checking and money market savings account balances increased throughout 2006, partially offset by lower balances of broker-originated certificates of deposits. Average core deposits, excluding escrow and custodial balances, were $66.5 billion in the fourth quarter of 2006, up 4% over the fourth quarter a year ago. The growth in core deposits is reflective of a trend of household growth and expansion in relationships per household, aided by the industry-leading National City points rewards program.
Noninterest Income
     Fees and other income were $1.7 billion for the fourth quarter of 2006, inclusive of a $984 million gain on the sale of the First Franklin origination and servicing platform. Excluding this transaction, fourth quarter 2006 fees and other income were $731 million, a decrease of $146 million compared with the third quarter of 2006 and $37 million compared
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with the fourth quarter a year ago. Fees and other income for the fourth quarter of 2006 also included losses of $18 million on the sale of First Franklin originated loans previously held in portfolio and a $56 million fair value writedown on the remaining loans which are classified as held for sale at year end.
     Loan sale revenue was $122 million for the fourth quarter, compared to $215 million in the third quarter of 2006 and $193 million in the fourth quarter a year ago. The matters highlighted above decreased loan sale revenue in the fourth quarter of 2006. In addition, on a linked quarter basis, the Corporation realized lower margins on mortgage loan sales.
     Loan servicing revenue was $52 million in the fourth quarter of 2006, down $52 million compared to the immediately preceding quarter, but up $20 million from the fourth quarter a year ago. The decrease in loan servicing revenue compared to the preceding quarter reflects net mortgage servicing right (MSR) hedging pretax losses of $59 million in the fourth quarter of 2006 versus net MSR hedging pretax gains of $9 million in the preceding quarter. Net MSR hedging results are frequently variable from quarter to quarter, but over long periods of time, the Corporation’s hedging strategies have been very effective in protecting the value of these volatile assets. Compared to the fourth quarter of 2005, loan servicing revenue increased based on growth in the servicing portfolio which more than offset unfavorable net MSR hedging results.
     Fees and other income for the fourth quarter of 2006 included $24 million of higher brokerage revenue compared to the preceding quarter, arising from transaction advisory services. However, fees and other income also included derivatives losses of $13 million in the fourth quarter of 2006, primarily associated with balance sheet risk management strategies, versus gains of $23 million and $20 million in the third quarter of 2006 and fourth quarter a year ago, respectively.
     For the full year, fees and other income were $4.0 billion in 2006, approximately $3.0 billion exclusive of the gain on the sale of First Franklin, versus $3.3 billion in 2005. Deposit service fees grew to $818 million in 2006, up 11% from the prior year which reflects continued growth in the number of deposit accounts and higher volumes of fee-generating transactions. Loan sale revenue was $766 million in 2006, down 5% compared with the prior year. Loan servicing revenue for 2006 was $91 million versus $399 million in 2005 which reflects net MSR hedging pretax losses of $294 million in 2006 versus net MSR hedging
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pretax gains of $275 million in 2005. Derivative losses of $7 million were recognized in 2006 versus derivative gains of $64 million in the prior year.
     Net securities losses of $13 million were realized in the fourth quarter of 2006, versus no significant gains or losses in the preceding quarter, and $9 million of net securities gains in the fourth quarter of 2005. For the full year, net security losses were less than $1 million in 2006 compared to net security gains of $27 million in 2005.
Noninterest Expense
          Noninterest expense was $1.2 billion for the fourth quarter of 2006, relatively unchanged from the preceding quarter and down approximately 5% compared to the fourth quarter a year ago. Noninterest expense for the fourth quarter of 2005 included $56 million of severance and other restructuring costs, as well as a $30 million contribution to the Corporation’s charitable foundation.
     Noninterest expense was $4.7 billion for the full year 2006, down slightly compared to 2005, and reflecting cost savings from the Corporation’s Best In Class programs. Personnel costs were relatively flat between years. Insurance costs increased $52 million in 2006 as additional credit protection was purchased on mortgage loans. There were no other significant unusual expenses incurred in 2006. Noninterest expense for 2005 included $33 million of higher severance costs, the charitable contribution described above, and a $29 million one-time lease accounting adjustment.
Income Tax Expense
     The effective tax rates for the fourth quarter of 2006 and the full year were 35% and 33%, respectively. In 2005, the effective tax rates for the fourth quarter and the full year were 29% and 33%, respectively. The higher tax rate in the fourth quarter of 2006 reflects a higher rate applied to the gain on the sale of First Franklin.
Credit Quality
          The provision for credit losses was $323 million for the fourth quarter of 2006 compared with $73 million in the preceding quarter and $132 million in the fourth quarter of 2005. For the full year, the provision was $483 million in 2006 compared with $284 million in
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2005. The higher provision in 2006 is primarily attributable to anticipated credit losses on the run-off portfolio of First Franklin nonconforming mortgage loans. As of December 31, 2006, $7.3 billion of these First Franklin nonconforming loans remained in portfolio.
     Net charge-offs in the fourth quarter of 2006 were $128 million, compared with $117 million in the preceding quarter, and $138 million in the fourth quarter of last year. Net charge-offs were $442 million in 2006 compared with $380 million a year ago, with the increase driven by nonconforming mortgage loans, passenger airline leases, and certain consumer loans affected by 2005 bankruptcy filings.
     Nonperforming assets were $732 million at December 31, 2006, up from $596 million a year ago, which reflects the addition of two large residential real estate developers, as well as an increase in real estate in foreclosure. Real estate in foreclosure included higher balances of nonconforming mortgages, as well as $60 million of GNMA insured loans which were not classified as nonperforming assets prior to 2006. The allowance for loan losses was $1.1 billion as of December 31, 2006 and 2005, representing 1.18% and 1.03% of portfolio loans at December 31, 2006 and 2005, respectively.
Balance Sheet
     At December 31, 2006, total assets were $140.2 billion, and stockholders’ equity was $14.6 billion or 10.4% of assets. Tangible common equity as a percentage of tangible assets was 7.77% at December 31, 2006, versus 6.57% a year ago.
     The Corporation repurchased approximately 600,000 shares of its common stock during the fourth quarter of 2006, bringing the repurchases for the full year to approximately 20 million shares. Share repurchases in the fourth quarter were nominal due to regulatory restrictions associated with acquisitions. As these restrictions have lapsed, management is considering a number of share repurchase options including regular open-market repurchases, accelerated share repurchase programs, or a tender offer, either individually or in combination. A decision among these alternatives will likely be made in the near future.
     Total purchased funds were $33.3 billion at December 31, 2006, down from $41.0 billion at December 31, 2005. The lower level of borrowings reflects growth in the deposit base as well as a smaller loan portfolio, consistent with the objectives of the Corporation’s originate-and-sell strategy for non-footprint, broker-originated consumer loans.
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Recently Completed Acquisitions & Divestitures
          On December 1, 2006, the Corporation completed its acquisition of Harbor Florida Bancshares, Inc., a banking company located along the central east coast of Florida. Harbor operates 42 branches, doing business as Harbor Federal Savings Bank. As of December 31, 2006, the Corporation’s balance sheet included $2.7 billion of portfolio loans and $2.3 billion of deposits associated with this acquisition. Since this transaction closed near year end, the impact on the average balance sheet and income statement for 2006 was minor.
     On January 5, 2007, the Corporation completed its acquisition of Fidelity Bankshares, Inc., a banking company operating 52 branches along Florida’s southeast coast. As of December 31, 2006, Fidelity had $3.5 billion of portfolio loans and $3.4 billion of deposits. The assets and liabilities of Fidelity will be reflected in the balance sheet in 2007.
     As described earlier, the Corporation completed the sale of its nonconforming mortgage origination and servicing platform on December 30, 2006. The proceeds from this sale are subject to adjustment under the sale contract, with any resulting adjustment recorded as realized in 2007.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business;
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and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com/investorrelations. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
     This release is neither an offer to purchase nor a solicitation of an offer to sell securities. The possible tender offer for the outstanding shares of National City common stock described in this document has not commenced. If an offer is commenced, National City would file a tender offer statement with the Securities and Exchange Commission (SEC). Such statement (including an offer to purchase, a related letter of transmittal and other offer documents) would contain important information with respect to the offer that should be read carefully before any decision is made with respect to any tender offer. Those materials would be made available to National City’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) would be available at no charge on the SEC’s web site (www.sec.gov).
Conference Call
     Management of National City will host a conference call on January 23, 2007 at 11:00 a.m. (ET) to discuss the fourth quarter and full year 2006 results. Interested parties may access the conference call by dialing 877-777-1967. The conference call and supplemental materials will also be accessible via the Corporation’s Web site, nationalcity.com. The call will be open to the public in a listen-only mode, with participants encouraged to call in approximately 15 minutes prior to the event. Questions may be submitted by e-mail to investor.relations@nationalcity.com prior to or during the conference.
     A replay of the conference call will be available at 2:30 p.m. (ET) on January 23, 2007, until midnight (ET) on January 30, 2007, accessible by dialing 800-475-6701 (domestic) or 320-365-3844 (international), using the passcode of 853111 or via the Company’s website.
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About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

	2006				2005				2004	For the Year
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2006	2005	2004

EARNINGS
Tax-equivalent interest income	$2,270	$2,298	$2,243	$2,153	$2,113	$2,034	$1,865	$1,751	$1,727	$8,964	$7,763	$6,053
Interest expense	1,137	1,148	1,076	969	921	827	694	594	509	4,330	3,036	1,593

Tax-equivalent net interest income	1,133	1,150	1,167	1,184	1,192	1,207	1,171	1,157	1,218	4,634	4,727	4,460
Provision for credit losses	323	73	60	27	132	56	26	70	81	483	284	323

Tax-equivalent NII after provision for credit losses	810	1,077	1,107	1,157	1,060	1,151	1,145	1,087	1,137	4,151	4,443	4,137
Fees and other income	1,715	877	783	644	768	748	976	785	1,442	4,019	3,277	4,421
Securities (losses) gains, net	(13)	—	1	12	9	(1)	5	14	11	—	27	19
Noninterest expense	1,210	1,184	1,174	1,149	1,267	1,156	1,180	1,148	1,247	4,717	4,751	4,472

Income before taxes and tax-equivalent adjustment	1,302	770	717	664	570	742	946	738	1,343	3,453	2,996	4,105
Income taxes	452	236	238	197	164	256	313	247	376	1,123	980	1,298
Tax-equivalent adjustment	8	8	6	8	8	8	8	7	7	30	31	27

Net income	$842	$526	$473	$459	$398	$478	$625	$484	$960	$2,300	$1,985	$2,780

Effective tax rate	34.9%	30.9%	33.5%	30.1%	29.1%	34.9%	33.4%	33.8%	28.1%	32.8%	33.1%	31.8%

PER COMMON SHARE
Net income:
Basic(1)	$1.37	$.87	$.77	$.75	$.65	$.75	$.98	$.75	$1.48	$3.77	$3.13	$4.37
Diluted(1)	1.36	.86	.77	.74	.64	.74	.97	.74	1.46	3.72	3.09	4.31
Dividends paid	.39	.39	.37	.37	.37	.37	.35	.35	.35	1.52	1.44	1.34
Book value	23.06	21.44	20.84	20.69	20.51	20.54	20.42	19.82	19.80
Market value (close)	36.56	36.60	36.19	34.90	33.57	33.44	34.12	33.50	37.55
Average shares:
Basic	611.9	603.8	609.7	611.9	618.2	635.9	636.9	643.0	652.9	609.3	633.4	635.5
Diluted	620.7	612.1	618.2	619.7	625.4	644.7	644.1	652.5	666.3	617.7	641.6	645.5

PERFORMANCE RATIOS
Return on average common equity	24.93%	16.45%	15.08%	14.91%	12.57%	14.59%	19.65%	15.35%	29.71%	17.98%	15.54%	24.56%
Return on average total equity	24.94	16.46	15.10	14.92	12.59	14.61	19.66	15.37	29.72	18.00	15.55	24.57
Return on average assets	2.44	1.51	1.35	1.33	1.10	1.31	1.80	1.42	2.77	1.66	1.40	2.23
Net interest margin	3.73	3.73	3.73	3.81	3.74	3.72	3.76	3.78	4.01	3.75	3.74	4.02
Efficiency ratio	42.51	58.43	60.17	62.85	64.65	59.16	54.95	59.10	46.85	54.52	59.36	50.35

LINE OF BUSINESS (LOB) RESULTS
Net Income:
National City Mortgage	($17)	$34	($51)	($70)	$20	$26	$153	$85	$13	($104)	$284	$442
National Consumer Finance	(39)	105	144	119	127	125	148	158	131	329	558	651

Total mortgage businesses	(56)	139	93	49	147	151	301	243	144	225	842	1,093

Rest of National City (RONC):
Consumer and Small Business Financial Services	136	196	209	176	162	171	153	140	159	717	626	591
Wholesale Banking	183	212	202	206	198	212	200	188	200	803	798	677
Asset Management	21	24	30	22	14	19	26	21	18	97	80	133
National Processing	—	—	—	—	—	—	—	—	(9)	—	—	34
Parent and Other	558	(45)	(61)	6	(123)	(75)	(55)	(108)	448	458	(361)	252

Total RONC	898	387	380	410	251	327	324	241	816	2,075	1,143	1,687

Total Consolidated National City Corporation	$842	$526	$473	$459	$398	$478	$625	$484	$960	$2,300	$1,985	$2,780

LOB Contribution to Diluted Earnings Per Share:
National City Mortgage	($.03)	$.06	($.09)	($.11)	$.03	$.04	$.24	$.13	$.01	($.17)	$.44	$.68
National Consumer Finance	(.06)	.17	.23	.19	.21	.19	.23	.24	.19	.53	.87	1.01

Total mortgage businesses	(.09)	.23	.14	.08	.24	.23	.47	.37	.20	.36	1.31	1.69

Rest of National City (RONC):
Consumer and Small Business Financial Services	.22	.32	.34	.28	.26	.27	.23	.22	.24	1.16	.98	.92
Wholesale Banking	.30	.34	.33	.33	.31	.33	.31	.29	.30	1.30	1.24	1.04
Asset Management	.03	.04	.05	.04	.02	.03	.04	.03	.03	.16	.12	.21
National Processing	—	—	—	—	—	—	—	—	(.01)		—	.05
Parent and Other	.90	(.07)	(.09)	.01	(.19)	(.12)	(.08)	(.17)	.70	.74	(.56)	.40

Total RONC	1.45	.63	.63	.66	.40	.51	.50	.37	1.26	3.36	1.78	2.62

Total Consolidated National City Corporation (1)	$1.36	$.86	$.77	$.74	$.64	$.74	$.97	$.74	$1.46	$3.72	$3.09	$4.31

(1)	The sum of the quarterly earnings per share may not equal the year-to-date earnings per share due to rounding

3

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

	2006				2005				2004	For the Year
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2006	2005	2004

CREDIT QUALITY STATISTICS
Net charge-offs	$128	$117	$76	$121	$138	$83	$72	$87	$104	$442	$380	$346
Provision for credit losses	323	73	60	27	132	56	26	70	81	483	284	323
Loan loss allowance	1,131	932	989	1,001	1,094	1,108	1,125	1,179	1,188
Lending-related commitment allowance	78	80	77	79	84	88	100	93	100
Nonperforming assets	732	689	667	647	596	585	572	578	563
Annualized net charge-offs to average portfolio loans	.54%	.48%	.30%	.46%	.52%	.30%	.27%	.35%	.41%	.44%	.36%	.39%
Loan loss allowance to period-end portfolio loans	1.18	1.00	.98	.98	1.03	1.02	1.05	1.15	1.19
Loan loss allowance to nonperforming portfolio loans	226.13	198.25	202.14	207.14	223.11	230.08	238.64	245.11	256.92
Loan loss allowance (period-end) to annualized net charge-offs	223.38	200.10	326.17	204.29	199.42	336.67	391.50	330.46	290.31	256.20	287.26	343.81
Nonperforming assets to period-end portfolio loans and other nonperforming assets	.76	.74	.66	.63	.56	.54	.53	.56	.56

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	8.94%	7.48%	7.31%	7.38%	7.43%	7.68%	7.96%	7.91%	8.25%
Total risk-based capital(1)	12.18	10.30	10.20	10.31	10.54	10.78	11.20	11.25	11.79
Leverage(1)	8.65	7.13	6.89	6.92	6.83	7.03	7.36	7.22	7.31
Period-end equity to assets	10.40	9.34	8.91	9.00	8.86	8.80	9.02	8.97	9.18
Period-end tangible common equity to assets (2)	7.77	6.99	6.60	6.70	6.57	6.57	6.75	6.65	6.83
Average equity to assets	9.78	9.16	8.97	8.94	8.78	8.95	9.13	9.23	9.31	9.21%	9.02%	9.10%
Average equity to portfolio loans	14.38	13.03	12.35	11.83	11.79	11.98	12.16	12.62	12.96	12.86	12.13	12.69
Average portfolio loans to deposits	110.18	116.64	122.88	127.05	126.68	127.88	130.12	124.24	118.81	119.09	127.23	117.18
Average portfolio loans to core deposits	131.69	140.31	146.55	155.09	156.15	158.32	154.90	150.92	145.55	143.22	155.12	139.13
Average portfolio loans to earning assets	76.65	79.11	81.32	84.71	83.41	83.59	84.13	82.45	81.54	80.45	83.40	80.42
Average securities to earning assets	6.43	6.40	6.24	6.20	6.00	5.75	6.21	6.67	7.44	6.31	6.15	6.94

AVERAGE BALANCES
Assets	$136,893	$138,434	$140,019	$139,396	$142,983	$144,967	$139,673	$138,516	$138,030	$138,678	$141,556	$124,403
Portfolio loans	93,124	97,404	101,757	105,431	106,433	108,386	104,908	101,283	99,127	99,390	105,275	89,207
Loans held for sale or securitization	17,425	15,065	12,760	8,826	11,172	11,570	10,109	11,502	11,503	13,547	11,090	12,395
Securities (at cost)	7,806	7,874	7,802	7,719	7,657	7,450	7,746	8,195	9,044	7,801	7,759	7,698
Earning assets	121,488	123,126	125,127	124,459	127,608	129,659	124,691	122,847	121,574	123,541	126,224	110,921
Core deposits	70,717	69,419	69,434	67,979	68,160	68,462	67,728	67,109	68,105	69,395	67,869	64,118
Purchased deposits and funding	48,917	52,321	54,338	55,105	58,661	59,567	55,859	54,713	53,030	52,652	57,217	45,351
Total equity	13,388	12,687	12,565	12,468	12,549	12,980	12,752	12,779	12,847	12,779	12,765	11,316

PERIOD-END BALANCES
Assets	$140,191	$138,123	$141,486	$140,231	$142,397	$146,750	$144,143	$140,982	$139,414
Portfolio loans	95,492	92,963	100,973	102,269	106,039	108,910	106,808	102,932	100,271
Loans held for sale or securitization	12,853	19,505	12,964	11,779	9,667	11,942	11,539	11,639	12,430
Securities (at fair value)	7,509	7,906	7,726	7,609	7,875	7,568	7,694	8,085	8,765
Core deposits	73,375	68,788	69,744	69,884	68,408	67,738	67,922	68,336	67,297
Purchased deposits and funding	47,147	51,987	54,069	52,879	56,564	61,839	58,639	55,274	55,282
Total equity	14,581	12,902	12,610	12,623	12,613	12,920	13,002	12,643	12,804

(1)	Fourth quarter 2006 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets

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